Exhibit 10.42

July 2, 2012

Personal and Confidential

Martin Kelly

14 East 90th Street, Apt 6A

New York, NY 10128

Dear Martin:

We are pleased to confirm the following terms in connection with your employment at Apollo Global Management, LLC (together with its affiliated investment management companies, the “Company”). Unless otherwise defined herein, capitalized terms shall have the meaning set forth at the end of this letter.

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Position & Reporting. You will be employed by the Company as the Chief Financial Officer and shall have those duties generally commensurate with your title. You will report to the President, Marc Spilker, or his successor and to the Audit Committee of the Board of Directors of the Company.

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Start Date and Assurances. Your employment with the Company shall begin no later than October 1, 2012 (such actual date on which you commence employment with the Company, the “Start Date”). You represent that (i) you are not a party to any agreement that would prohibit you from entering into employment with the Company; (ii) no trade secret or proprietary information belonging to your previous employer will be disclosed by you at the Company and that no such information, whether in the form of documents (electronic or otherwise), memoranda, software, etc., will be retained by you or brought with you to the Company; and (iii) you have brought to the Company’s attention and provided it with a copy of any agreement that may impact your future employment with the Company or performing the services contemplated, including but not limited to any non-disclosure, non-competition, non-solicitation or invention assignment agreements containing future work restrictions. You represent that prior to the Start Date you will not take any actions on behalf of the Company or engage in any discussions or communications on behalf of the Company, including, without limitation, with any prospective Company employees or other service providers. You further represent to the Company that you possess any licenses or certifications necessary for you to perform such services.

•	Annual Base Salary. You will be entitled to an annual base salary (“Base Salary”) at the rate of $1,000,000, which Base Salary shall be paid in installments not less frequently than monthly.

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Sign-On Bonus. The Company shall pay you a sign on bonus in the amount of $200,000, less all applicable withholdings, such payment to be made within ninety (90) days from the Start Date provided that you are employed on the payment date (the “Sign-On Bonus”). Notwithstanding the foregoing, you hereby agree that if you resign your employment without Good Reason or your employment is terminated with Cause at any time prior to the one (1) year anniversary of the date that you receive the Sign-On Bonus, then, within ten (10) days after such termination date, you shall repay the Company, in cash, an amount equal to the Sign-On Bonus, less applicable withholdings. The Company, in its discretion, reserves the right to set off (or cause to be set off) any amounts otherwise due to you from the Company or any of its affiliates in satisfaction of such obligation. In the event that you are required to repay the Sign-On Bonus in accordance with the foregoing, you hereby (i) authorize the Company or its affiliate(s) to receive a full refund from the federal, state and/or local government, as the case may be, of any amounts withheld (including the employee portion of Social Security, Medicare and other employment taxes) on the Sign-On Bonus, (ii) agree that you will not file a claim to be refunded the withheld amounts described in clause (i), and (iii) agree that you will otherwise assist the Company and its affiliates in obtaining its refund of such withheld amounts.

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Annual Bonus. You may be eligible to receive an annual bonus (the “Bonus”) in addition to your Base Salary and in an amount to be determined by the Company in its discretion. For services performed in calendar year 2012, your guaranteed minimum Bonus will be $1,890,000 (the “2012 Guaranteed Bonus”). The 2012 Guaranteed Bonus shall be paid to you less all applicable withholdings. For services performed in 2013, your guaranteed minimum Bonus will be $1,500,000 (the “2013 Guaranteed Bonus” and collectively with the 2012 Guaranteed Bonus, the “Guaranteed Bonuses”). Other than the Guaranteed Bonuses, the Bonus is not guaranteed and the actual Bonus payable to you may be greater or less depending upon your performance and the performance of the Company. The 2012 Guaranteed Bonus and the 2013 Guaranteed Bonus as well as subsequent annual bonuses will be paid in accordance with the Company’s Incentive Program (as defined below) and shall be paid when bonuses are generally paid to other similarly situated employees, provided that you are employed on the payment date.

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Plan Grant. On the last day of the calendar quarter that includes the Start Date, you shall be granted (the “Plan Grant”) restricted share units (“RSUs”) covering 375,000 Class A shares of Apollo Global Management, LLC under the Apollo Global Management, LLC 2007 Omnibus Equity Incentive Plan (the “Plan”), subject to approval by the Committee that administers the Plan. Each RSU shall be granted pursuant to the Plan and shall be subject to such other terms and documentation as generally apply to Plan participants including your continued employment through each vesting date. A draft form of the RSU award agreement is attached hereto as Exhibit A. The RSUs will vest over 6 years, with 4/24s of the RSUs vesting on the first anniversary of the grant date and the remainder vesting in quarterly installments thereafter.

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Incentive Program. Each year a portion of your total compensation for services performed in that year will be deferred and payable pursuant to the Company’s incentive compensation program (the “Incentive Program”) as in effect for such year to the same extent as applicable to similarly situated employees of the Company generally, as determined by the Company prior to the start of such year. For services performed in 2012, the percentage of your cash compensation that will be deferred is as follows:

10% of compensation to $500,000
20% of compensation from $500,001 to $1,000,000
25% of compensation from $1,000,001 to $2,000,000
30% of compensation in excess of $2,000,000

The Company reserves the right to change the foregoing schedule at any time to the extent permitted under Section 409A of the U.S. Tax Code. Currently, any amounts payable under the Incentive Program will be subject to payment in the form of equity of Apollo Global Management, LLC or an affiliate and shall vest in 3 equal annual installments commencing on the last day of the year following the year in which the services were performed, which vesting shall be contingent on your continued service as an employee on each vesting date. All amounts that vest shall be paid within the short-term deferral period provided under U.S. Treas. Reg. §1.409A-1(b)(4).

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AGM Incentive Pool. You will be awarded a contingent profits interest in the Company’s affiliate, AGM Incentive Pool, L.P. (the “Incentive Pool”), pursuant to the AGM Incentive Participation Plan (the “AGM Incentive Plan”). The Incentive Pool may make discretionary distributions to you on an annual basis consistent with the terms and conditions of the AGM Incentive Plan. To the extent that it makes any such distributions to you in recognition of the services you perform during the 2012 and 2013 calendar years, then the amount of the 2012 Guaranteed Bonus and 2013 Guaranteed Bonus, respectively, shall be reduced by an equivalent amount.

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Benefit Plans. From the Start Date, you will be entitled to participate in the various group health, disability and life insurance plans and other employee programs, including sick and vacation time, as generally are offered to similarly situated employees from time to time. Specifically, with respect to vacation, you will be entitled to four weeks vacation per year subject to applicable Company policies. No more than five days of accrued but unused vacation shall be carried forward past the end of any calendar year.

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Indemnification. You shall be entitled to indemnification and coverage under a director and officer liability insurance policy on terms and conditions no less favorable than those that apply to similarly situated executives.

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Notice Entitlement. The Company may terminate your employment with or without Cause. The period of notice that we will give you to terminate your employment without Cause is 90 days. The Company may terminate your employment for Cause without notice. You agree to give the Company 90 days notice should you decide to leave the Company for any reason. Your last date of employment with the Company shall be referred to as the Termination Date. Notice of termination for any reason will be delivered to the applicable party in writing. We reserve the right to require you to not be in the Company’s offices and/or not to undertake all or any of your duties and/or not to contact Company clients, colleagues or advisors (unless otherwise instructed) during all or part of any period of notice of your termination of service. During any such period, you remain a service provider to the Company with all duties of fidelity and confidentiality to the Company and subject to all terms and conditions of your employment and should not be employed or engaged in any other business.

•	Payment in lieu of notice. Subject to the “Compliance” section below, we reserve the right to pay you in lieu of notice on a termination without Cause.

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Section 409A. Any termination of your employment triggering post-employment benefits must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence. To the extent that the termination of your employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the United States Tax Code (the “Code”) and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by you to the Company at the time your employment terminates), any such benefits that constitute non-qualified deferred compensation under Section 409A of the Code shall be delayed until the occurrence of a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this paragraph shall not cause any forfeiture of benefits on your part, but shall only act as a delay until such time as a “separation from service” occurs. Further, if you are a “specified employee” (as that term is used in Section 409A of the Code and regulations and other guidance issued thereunder) on the date your separation from service becomes effective and the amounts described in this letter agreement constitute non-qualified deferred compensation, the payment of which would result in penalties under Section 409A of the Code, then payment of such amounts shall be delayed until the business day following the 6-month anniversary of the date your separation from service becomes effective, but only to the extent necessary to avoid such penalties under Section 409A of the Code (the “409A Delay”). On the business day following the 6-month anniversary of the date your separation from service becomes effective, the Company shall pay you in a lump sum the aggregate value of the non-qualified deferred compensation that the Company otherwise would have paid you prior to that date. It is intended that each installment of the payments and benefits provided under this paragraph shall be treated as a separate “payment” for purposes of Section 409A of the Code. Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code.

Your termination of employment other than by the Company without Cause or by you for Good Reason shall be deemed circumstances of forfeiture pursuant to which you are not entitled to the post-employment compensation provided under this letter agreement as a result of a separation from service. The Company may, however, in its sole discretion, waive the forfeiture provisions and pay you the post-employment compensation provided under this letter agreement, or a portion of such compensation on any separation from service.

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No Solicitation or Competition. In consideration of the above, during your employment with or provision of services to the Company and for 12 months thereafter, you shall not directly or indirectly (including through another person) (a) induce or attempt to induce: (i) any employee of the Company or any of its affiliates to leave the employment of the Company or such affiliate or (ii) any person who was an employee of the Company or its affiliates within the previous 12 months, to take up employment or engagement in a similar capacity with a Competitive Business, or in any way interfere with the relationship between the Company or any such affiliate, on the one hand, and any employee thereof, on the other hand, (b) on behalf of a Competitive Business employ or engage any person who was an employee of the Company or any affiliate of the Company within the preceding 12 months, or (c) solicit any customer, supplier, investor or other business relation of the Company or any affiliate of the Company with whom you have dealt during the 12 months prior to your employment termination or in respect of whom you were, on termination of employment, in possession of, Confidential Information, to reduce or cease doing business with the Company or such affiliate. You further agree that, during your employment with or provision of services to the Company and, for 9 months thereafter, you will not directly or indirectly (including through another person) (a) engage in any Competitive Business for your own account, (b) enter the employ of, or render any services to, any person engaged in any Competitive Business or (c) acquire a material financial interest in any Competitive Business. Nothing herein shall, however, prohibit you from being a passive owner of not more than 2% of the outstanding stock of any class of a company or corporation that is publicly quoted or listed, so long as you have no active participation in the business of such company or corporation or preclude you from accepting employment with any company (and receiving equity compensation in such company) that derives less than 20% of its total annual revenues from the Alternative Asset Management Business on the date on which you commence employment and for which you have and will have no involvement, whether operationally or otherwise. As used in this letter agreement: (i) “person” means an individual, a corporation, limited liability company, partnership, association, trust or any other entity; and (ii) activity undertaken “directly or indirectly” includes any direct or indirect ownership or profit participation interest in such enterprise, whether as an owner or a stockholder, member, partner, joint venturer of or otherwise, and includes any direct or indirect participation in such enterprise as an employee, consultant, director, officer, licensor of technology or otherwise.

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Nondisparagement. You agree that you will not, whether during your employment or thereafter, directly or indirectly, make or ratify any statement, public or private, oral or written, to any person that disparages, either professionally or personally, the Company or any of its affiliates, past and present, and each of them, as well as its and their trustees, directors, officers, members, managers, partners, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them. Similarly, the Company similarly agrees that it will direct its senior officers, Executive Committee members, directors and partners not to, directly or indirectly, make or ratify any statement, public or private, oral or written, to any person that disparages your business reputation, whether during your employment or thereafter.

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Severance. In the event that the Company terminates your employment without Cause (other than for death or Disability) or you resign for Good Reason you shall be entitled to (i) receive the Sign-On Bonus (to the extent not previously paid); (ii) receive the 2012 Guaranteed Bonus in cash (to the extent not previously paid or awarded pursuant to the Incentive Program); (iii) receive the 2013 Guaranteed Bonus in cash (to the extent not previously paid or awarded pursuant to the Incentive Program); (iv) vest in fifty percent (50%) of any unvested portion of the Plan Grant as of the Termination Date; and (v) in the event that such termination without Cause or resignation for Good Reason occurs following the payment of the 2013 Guaranteed Bonus (during your employment rather than by operation of clause (iii)), (x) severance in an amount equal to six (6) months of your Base Salary at the rate then in effect on the Termination Date (without regard to any decrease in salary that gave rise to an event of Good Reason); and (y) reimbursement of COBRA premiums for six (6) months following the Termination Date (or the date on which you become eligible for comparable coverage with a subsequent employer). Subject to the 409 A Delay, any severance payments required under this paragraph shall be paid in a lump sum on the seventieth (70th) day following the Termination Date. Both the severance and the acceleration of the unvested equity set forth in this paragraph are expressly conditioned upon your delivery to the Company of a general release of claims for the benefit of the Company and its affiliates and related persons with such release becoming effective and irrevocable prior to the sixtieth (60th) day following the Termination Date (provided that such release shall not release the Company and such released parties from the obligations under this Agreement, any other vested right under any employment agreement or plan or rights to be indemnified or advanced costs).

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Remedies; Severability. Because your services are unique and you have had and will have access during the course of your employment to Confidential Information, money damages would be an inadequate remedy for any breach of the foregoing confidentiality, solicitation and competition provisions (the “Protective Covenants”). Therefore, in the event of a breach or threatened breach of any provision of a Protective Covenant, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor at law or in equity, (a) apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security) and/or (b) cease any continuation of benefits to you otherwise called for by this letter agreement. If any provision of this letter agreement shall be held invalid, illegal or unenforceable in any jurisdiction for any reason, including, without limitation, the duration of such provision, its geographical scope or the extent of the activities prohibited or required by it, then, to the fullest extent permitted by law, (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intent of the parties hereto as nearly as may be possible, (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision hereof, and (c) any court or arbitrator having jurisdiction thereover shall have the power to reform such provision to the extent necessary for such provision to be enforceable under applicable law. You hereby acknowledge and agree with the Company that (x) each of the Protective Covenants is an entirely separate, severable and independent covenant and restriction on you; (y) the duration, extent and application of each of the Protective Covenants is no greater than is necessary for the protection of the goodwill and trade connections of the business of the Company; and (z) in the event that any restriction on you contained in the Protective Covenants shall be found void but would be valid if some part thereof were deleted such restrictions shall apply with any such deletion as may be necessary to make it valid and effective.

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Subsequent Engagement. Notwithstanding anything to the contrary contained herein, while you are employed by the Company, prior to accepting (or entering into a written understanding that provides for your) employment or consulting engagement with any person or entity unrelated to the Company, you will provide (i) written notice to the Company of such offer; your acceptance of any such offer before seven (7) days have elapsed following such notice shall be treated as a termination by the Company for Cause, and (ii) a copy of the paragraph entitled “No Solicitation or Competition” herein to any such prospective employer or service recipient, with a copy provided simultaneously to the Company. You shall promptly notify the Company of your acceptance of employment with, or agreement to provide substantial services to, any entity unrelated to the Company for 6 months from and after your employment termination date.

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Political Contributions. Except as otherwise disclosed to the Company in writing, in the past two years neither you nor your spouse (i) has donated to a state or local political campaign in any of the fifty states or Washington D.C.; or (ii) has donated to a candidate for any federal office where such candidate held any state or local political office at the time of the contribution.

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Employment in Good Standing; Compliance. As you are aware, the firm is subject to and has various compliance procedures in place. Accordingly, you understand that your continued association with the Company and corresponding payment of the foregoing amounts will be subject to your continued employment in good standing, which will include, among other things, your adherence to the Company’s policies and procedures and other applicable compliance manuals (including, without limitation, obligations with regard to confidential information), copies of which will be made available to you. You agree to execute any customary forms and agreements in connection therewith.

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Confidentiality. You will not disclose or use at any time, either prior to your termination of employment or service with the Company and its Affiliates or thereafter, any Confidential Information of which you are or become aware, whether or not such information is authored or developed by you, except to the extent that (i) such disclosure or use is directly related to and required by your good faith performance of duties to the Company or any of its Affiliates, or (ii) such disclosure is required to be made by law or any court or legislative body with jurisdiction over you; provided, that you shall provide ten (10) days’ prior written notice, if practicable, to the Company of such disclosure so that the Company may seek a protective order or similar remedy; and provided, further, that, in either case set forth above, you inform the recipients that such information or communication is confidential in nature. Except to the extent publicly disclosed, you acknowledge and agree that this letter agreement and its provisions constitute Confidential Information of the Company and its Affiliates and that any documents, information or reports received by you from the Company and its Affiliates shall be treated as confidential and proprietary information of the Company and its Affiliates. Nothing contained herein shall preclude you from disclosing Confidential Information to your personal legal and financial advisor(s), provided that you inform such advisor(s) that the information is confidential in nature and receives assurances that the advisor(s) shall not disclose such information except as required by law.

•	Choice of Law; Arbitration; Waiver of Jury Trial. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York (without regard to any conflicts of laws principles thereof that would give effect to the laws of another jurisdiction), and any dispute or controversy arising out of or relating to this letter agreement or your employment, other than injunctive relief as provided in this letter agreement, will be settled exclusively by arbitration, conducted before a single arbitrator in New York, New York (applying New York law) in accordance with, and pursuant to, the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”). The decision of the arbitrator will be final and binding upon the parties hereto. Any arbitral award may be entered as a judgment or order in any court of competent jurisdiction. Either party may commence litigation in court to obtain injunctive relief in aid of arbitration, to compel arbitration, or to confirm or vacate an award, to the extent authorized by the Federal Arbitration Act or the New York Arbitration Act. The Company and you will share the AAA administrative fees, the arbitrator’s fee and expenses. Each party shall be responsible for such party’s attorneys’ fees. IF THIS AGREEMENT TO ARBITRATE IS HELD INVALID OR UNENFORCEABLE THEN, TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, YOU AND WE HEREBY WAIVE AND COVENANT THAT YOU AND WE WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTERS CONTEMPLATED HEREBY, WHETHER NOW OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREE THAT ANY OF THE COMPANY OR ANY OF ITS AFFILIATES OR YOU MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE COMPANY AND ITS AFFILIATES, ON THE ONE HAND, AND YOU, ON THE OTHER HAND, IRREVOCABLY TO WAIVE THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN SUCH PARTIES ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT AND THAT ANY PROCEEDING PROPERLY HEARD BY A COURT UNDER THIS LETTER AGREEMENT WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

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Miscellaneous. This letter agreement may not be modified or amended unless in writing signed by the undersigned parties. Any notice required hereunder shall be made in writing, as applicable, to the Company in care of the Global Head of Human Resources at her location or to you at your home address most recently on file with the Company. Except for an assignment by the Company of this letter agreement to an affiliate, this letter agreement may not be assigned by the parties other than as expressly provided herein. This letter agreement may be executed through the use of separate signature pages or in any number of counterparts, with the same effect as if the parties executing such counterparts had executed one counterpart.

The effectiveness of these terms is subject to your execution and return of this letter agreement on or before July 2, 2012 and is subject to customary background and reference checks which have been satisfactorily completed. This letter agreement constitutes the entire agreement between the parties in relation to its subject matter and supersedes any previous agreement or understanding between the parties relating thereto, all of which are hereby cancelled, and you confirm that in signing this letter agreement you have not relied on any warranty, representation, assurance or promise of any kind whatsoever other than as are expressly set out in this letter agreement or in the plans and documents referenced herein.

Sincerely,

/s/ Lisa Barse Bernstein

Lisa Barse Bernstein
Global Head of Human Resources

Agreed and accepted:

/s/ Martin Kelly
Martin Kelly

July 2, 2012
Date

[Employment Agreement Signature Page]

Additional Definitions

“Affiliates” of the Company means any other person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the Company and shall include, without limitation, Apollo-affiliated management companies, funds, and managed accounts.

“Cause” means a termination of your employment, based upon a finding by the Company, acting in good faith, after the occurrence of any of the following: (a) you are convicted or charged with a criminal offense; (b) your intentional violation of law in connection with any transaction involving the purchase, sale, loan or other disposition of, or the rendering of investment advice with respect to, any security, futures or forward contract, insurance contract, debt instrument, financial instrument or currency; (c) your dishonesty, bad faith, gross negligence, willful misconduct, fraud or willful or reckless disregard of duties in connection with the performance of any services on behalf of the Company or any of its affiliates or your engagement in conduct which is injurious to the Company, monetarily or otherwise; (d) your intentional failure to comply with any reasonable directive by a supervisor in connection with the performance of any services on behalf of the Company; (e) your intentional breach of any material provision of this document or any other agreements of the Company or any of its affiliates; (f) your material violation of any written policies adopted by the Company or its affiliates governing the conduct of persons performing services on behalf of the Company or such affiliate or your non-adherence to the Company’s policies and procedures or other applicable Company compliance manuals; (g) the taking of or omission to take any action that has caused or substantially contributed to a material deterioration in the business or reputation of the Company or any of its affiliates, or that was otherwise materially disruptive of their business or affairs; provided, however, that the term Cause shall not include for this purpose any mistake of judgment made in good faith with respect to any transaction respecting a portfolio investment for an account managed by the Company; (h) the failure by you to devote a significant portion of time to performing services as an employee of the Company without the prior written consent of the Company, other than by reason of death or Disability; (i) the obtaining by you of any material improper personal benefit as a result of a breach by you of any covenant or agreement (including, without limitation, a breach by you of the Company’s code of ethics or a material breach by you of other written policies furnished to you relating to personal investment transactions or of any covenant, agreement, representation or warranty contained in any limited partnership agreement); or (j) your suspension or other disciplinary action against you by an applicable regulatory authority; provided, however, that if a failure, breach, violation or action or omission described in any of clauses (d) to (g) is capable of being cured, you have failed to do so after being given notice and a reasonable opportunity to cure. As used in this definition, “material” means “more than de minimis.”

“Competitive Business” means (i) any alternative asset management business (other than the business of the Company, its successors or assigns or Affiliates) in which more than 25% of the total capital committed is third party capital, that advises, manages or invests the assets of and/or makes investments in private equity funds, hedge funds, collateralized debt obligation funds, commercial mortgages, commercial real estate related investments, residential mortgages, residential real estate related investments, business development corporations, special purpose acquisition companies, life settlement investments, life insurance company asset investment vehicles, credit-based asset management vehicles, leveraged loans or other alternative asset investment vehicles (an “Alternative Asset Management Business”), (ii) Persons who manage, advise or own such investment vehicles, (iii) any proprietary investing desk of an investment bank or commercial bank, or (iv) Persons who provide material banking, advisory or other professional services to any Person described in clauses (i),(ii) or (iii).

“Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Company in connection with its business, including, without limitation, information, observations and data obtained by you while employed by the Company or any of its predecessors (including those obtained prior to the date hereof) concerning the business or affairs of the Company (or such predecessors) or any affiliate thereof, fees, costs and pricing structures, investment performance, analyses, and new developments, compensation terms, levels, and arrangements, customer, client and investor information, customer, client and investor lists, all technology and trade secrets, investments and potential investments, and all similar and related information in whatever form. Confidential Information will not include any information previously published in a form generally available to the public. Confidential Information will be deemed published only if all material features comprising such information have been published in combination.

“Disability” means (i) you are not able to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, you are receiving income replacement benefits for a period of not less than three (3) months under an accident or health plan covering employees of the Company. The determination of whether or not a Disability exists for purposes of this letter agreement shall be made by a physician selected by the Company and reasonably acceptable to you and who is qualified to give such professional medical assessment.

“Good Reason” means a (i) material adverse change in your title; (ii) material adverse change in your reporting relationship so that you no longer report directly to the President of the Company (or basic equivalent so long as such person reports directly to the Chief Executive Officer of the Company), (ii) a requirement that you relocate to an office outside of New York City, (iii) the Company’s failure to pay any amounts due and owing under the terms of this letter agreement or the Incentive Plan or any other equity plan or incentive compensation plan then in effect or (iv) a material breach of this Agreement by the Company; provided, that none of the foregoing conditions or events shall constitute Good Reason unless: (x) you have provided written notice to the Company within ninety (90) days after the initial occurrence of such condition or event describing the condition or event claimed to constitute Good Reason; (y) the Company has failed to remedy the condition or event within thirty (30) days of its receipt of such written notice and (z) your employment actually terminates no later than 120 days following the occurrence of such event.